 Exhibit 10.1

2ND AMENDMENT AGREEMENT

This amendment agreement dated as of September 20, 2016 (the “2nd Amendment Agreement”) is between YA II PN, LTD. (formerly, YA GLOBAL MASTER SPV LTD.), a Cayman Islands exempt limited partnership (the “Investor”), and OMAGINE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Each of the Investor and the Company are sometimes referred to herein as a "Party" or collectively as the "Parties".

This 2nd Amendment Agreement is an amendment to that certain agreement between the Parties dated as of April 22, 2014, as amended (the “2014 SEDA Agreement”). All capitalized terms in this 2nd Amendment Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in the 2014 SEDA Agreement.

The Parties hereby agree as follows:

1)	As a result of a name change by the Investor, the Investor shall be referred to as YA II PN, LTD. in all instances for purposes of the 2014 SEDA Agreement.

2)	Section 4 of the 2014 SEDA Agreement shall be amended by adding an additional clause 4.24 as follows:

Section 4.24. OFAC Representations. Neither the Company, nor any subsidiary of the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any subsidiary of the Company, is a Person that is, or is owned or controlled by a Person that is:

(a)	on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time;

(b)	the subject of any Sanctions;

(c)	has a place of business in, or is operating, organized, resident or doing business in a country or territory that is, or whose government is, the subject of Sanctions Programs (including without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria).

3)	Section 6 of the 2014 SEDA Agreement shall be amended by adding an additional clause 6.18 as follows:

Section 6.18. Use of Proceeds and Compliance with Laws. Neither the Company nor any subsidiary of the Company will, directly or indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or Sanctions Programs, or (ii) in any other manner that will result in a violation of Sanctions. The Company shall comply with all Applicable Laws and will not take any action which will cause the Investor to be in violation of any such laws

4)	For the purposes of Section 2 and Section 3 of this 2nd Amendment Agreement, the terms Applicable Laws, OFAC, Sanctions, and Sanctions Programs, shall have the meanings set forth below:

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Office of Foreign Asset Control.

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“Sanctions” means any sanctions administered or enforced by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctions Programs” means any OFAC economic sanction program (including, without limitation, programs related to Crimea, Cuba, Iran, North Korea, Sudan and Syria).

5)	The Parties desire to extend the commitment under the 2014 SEDA Agreement for two years and to extend the expiration date of the 2014 SEDA Agreement (from February 1, 2017 to February 1, 2019) and in order to carry out the foregoing, the Parties hereby agree that Section 10.02(a) of the 2014 SEDA Agreement shall be deleted in its entirety and replaced with the following:

(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) February 1, 2019, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of the Commitment Amount.

6)	As consideration for the 2 year extension to the commitment and expiration date under the 2014 SEDA Agreement, the Company shall pay to YA Global II SPV, Ltd. (as designee of YA II PN, LTD.) a commitment extension fee of $150,000 by issuing that number (N) of restricted shares of the Company’s Common Stock to YA Global II SPV, Ltd. within three business days of the date hereof (or as promptly thereafter as is reasonably possible) such that N is equal to $150,000 divided by the VWAP of the Company’s Common Stock for the Trading Day immediately prior to the date hereof.

7)	All other terms and conditions of the 2014 SEDA Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this 2nd Amendment Agreement as of the date first above written.

COMPANY:

Omagine, Inc.

By:	/s/ Charles P. Kuczynski
Name:	Charles P. Kuczynski
Title:	Vice-President

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman

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